EXHIBIT 99.1

TPT Global Tech Restructures $525,000 Convertible Promissory Note to Odyssey Capital Funding LLC reducing Toxic Debt Obligations

SAN DIEGO, June 9, 2020/IssuerDirect / -- TPT Global Tech, Inc. (“TPTW or the Company”) (OTCQB:TPTW) announced today it has successfully restructured its convertible promissory note due June 3, 2020 issued by the Company to Odyssey Capital Funding LLC (“OCF”) for $525,0000 on June 8, 2019 to a six month non-convertible term loan. The restructured balance included the remaining principal balance of $475,850 and accrued interest of $135,000 for a combined term loan balance of $610,850. The $610,850 is due in six months bearing 0% interest for three months and 10% per annum thereafter. There is no conversion feature on the restructured balance. OCF converted 52,961,921 shares of the Company’s common stock into the open market since June 4, 2019. TPTW and OCF agreed that OCF would receive payments for the restructured note balance from first monies raised from any Company financing during efforts in the next six months. The Company is attempting to restructure all of its remaining toxic debt obligations.

The proceeds from the convertible promissory note issued to OCF were used as part of the acquisition of the assets of SpeedConnect, LLC. The acquisition included the tradename of SpeedConnect. SpeedConnect is located in Frankenmuth, Michigan and is one of the largest Rural Wireless Internet Services Providers in the United States. SpeedConnect has operations in 10 Midwestern states, Arizona, Idaho, Illinois, Iowa, Michigan, Montana, Minnesota, South Dakota, Nebraska and Texas. The Company’s plans are to upgrade the existing SpeedConnect 10 state Broadband network to a 4G+/5G network offering faster speeds and added value products such as TV, Voice and Data Services to its 15,000 Rural Middle American telecommunication’s customers.

“Through the fund-raising process to complete the SpeedConnect asset acquisition, it has truly been a pleasure working with the Odyssey team. I can say they are an Investment Fund that is there for the companies they invest in. Never since the inception of our funding did they put undue pressure on our stock driving our share price or market cap down. It is very interesting to see that out of the five convertible note Investment Funds that helped fund the SpeedConnnect asset acquisition, OCF required the least amount of common shares in reserve of 53M for their investment in TPTW. When the dust settled, over 721M shares had been converted into the market and OCF is the only Investment Fund to date to still have TPTW shares in their name. This says a lot on how they do business. By restructuring their convertible note to a term loan, OCF sees the value in helping us reduce our derivative liabilities as we continue to raise capital.” said Stephen Thomas, CEO of TPTW.

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

About TPT Global Tech

TPT Global Tech Inc. (OTC:TPTW) based in San Diego, California, is a Technology/Telecommunications Media Content Hub for Domestic and International syndication and also provides Technology solutions to businesses domestically and worldwide. TPT Global offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS) and carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT's also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.